Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2007 (June 12, 2007 as to paragraph 1 of Note 2) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements of Quicksilver Gas Services Predecessor from the separate records maintained by Quicksilver Resources Inc.) relating to the combined financial statements of Quicksilver Gas Services Predecessor and to our reports dated July 25, 2007 relating to the balance sheets of Quicksilver Gas Services LP and Quicksilver Gas Services GP LLC appearing in the Prospectus, which is part of the Registration Statement on Form S-1 (No. 333-140599).
/s/ Deloitte & Touche LLP
Fort Worth, Texas
August 10, 2007